Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Wendy's/Arby's Group, Inc. on Form S-8 of our report dated March 3, 2010 relating to the financial statements of TIMWEN Partnership, which appears in Wendy's/Arby's Group, Inc's Annual Report on Form 10-K for the year ended January 3, 2010.

/s/ PricewaterhouseCoopers LLP

Toronto, Ontario, Canada
May 27, 2010